EXHIBIT 99.1

                      Press Release dated October 21, 2005
                                   of ElkCorp


       ElkCorp Reports First Quarter Results; Earnings Per Diluted Share
      From Continuing Operations Increased 34% Over Prior Year; Strategic
                    Acquisition of RGM Products, Inc. Closed

     DALLAS--(BUSINESS WIRE)--(Oct. 21, 2005)--ElkCorp (NYSE:ELK) announced today financial results for its first fiscal quarter, ended September 30, 2005. Earnings from continuing operations for the first quarter were $10.5 million, or $0.51 per diluted share.

        First Quarter Overview

        ElkCorp Consolidated

        -- ElkCorp recorded revenue of $215.9 million which is an increase of 32% over the $163.0 million reported for the first quarter of fiscal 2005.

        -- The Company reported income from continuing operations of $10.5 million, or $0.51 per diluted share, compared to $7.7 million, or $0.38 per diluted share reported for the first quarter of fiscal 2005. Net income was $10.5 million or $0.51 per diluted share compared to $6.8 million, or $0.34 per diluted share for the prior year period.

        -- First quarter results include $1.9 million, or $0.06 per diluted share for expensing of stock-based compensation compared to $0.3 million, or $0.01 per diluted share in the prior year quarter.

        Premium Roofing Products

        -- Revenue for Premium Roofing Products was $194.7 million, a 32% increase over the $147.6 million reported in the first quarter of fiscal 2005.

        -- Operating income was $27.6 million, up 55% over the $17.8 million reported in the first quarter of fiscal 2005.

        -- Premium Roofing Products unit volume increased 25% from the same quarter last year, reflecting primarily the capacity utilization of the new Tuscaloosa production line that had just started up at the beginning of the first quarter of fiscal 2005 and the impact of RGM Products, Inc. (RGM) acquired during the quarter.

        -- Price increases announced in June and September have been able to offset current increases in raw material and transportation costs. The operating margin was 14.2% for the September quarter, an improvement over the 12.0% earned in the same quarter last year.

        -- The Myerstown facility continues to operate at full capacity despite the issues with its damaged granule storage system as previously reported in our August, 2005 press release. The Company remains optimistic about the ability to continue this pace while repairs are being made. Initial repairs are expected to be completed by the third fiscal quarter.

        -- Backlog continues to increase as distribution to the storm damaged areas in the Southwest and Southeast increases. Initial reports reflect significant roof damage through East Texas, Louisiana, Mississippi and Alabama. In addition, there is still residual demand from last year's storms in Florida.

        -- The acquisition of RGM was closed on August 25, 2005. RGM was accretive to results in this first quarter, adding $0.028 per diluted share.

        Composite Building Products

        -- Sales in the first quarter were $5.1 million, an increase of 70% over the $3.0 million recorded in the same quarter of fiscal year 2005.

        -- The operating loss for the first quarter was $4.1 million compared to a loss of $0.7 million in the first quarter of fiscal 2005.

        -- Pricing and volume improved over the prior year quarter but were more than offset by raw material cost increases, increased expenses associated with the plant expansion, additional returned material that was not consistent with the current formulation, and the additional write down to market value of previously produced non-decking inventory. The returned material and non-decking product adjustments accounted for $2.6 million of the quarterly loss. The Company does not anticipate any additional returned material or non-decking valuation adjustments.

        Specialty Fabrics

        -- Revenue was $13.7 million in the first quarter compared to $10.0 million in the same quarter last year.

        -- Operating income was $1.5 million in the first quarter compared to $0.7 million for the prior year period.

        Financial Condition

     At September 30, 2005, the contractual principal amount of ElkCorp's long-term debt, including $7.3 million of debt related to acquisitions, was $202.3 million. Net debt (contractual principal debt minus cash, cash equivalents and short-term investments) was $137.5 million, and the net debt to capital ratio was 32.7%. Liquidity consisted of $64.8 million of cash, cash equivalents and short-term investments and $121.1 million of borrowing availability under a $125 million committed revolving credit facility expiring November 30, 2008. Long-term debt of $204.9 million included $2.6 million representing the net fair market value for two interest rate swap agreements.

        Business Outlook

     "We are pleased with our first quarter results," said Thomas Karol, chairman and chief executive officer of ElkCorp. "We continue to experience strong demand for our roofing products throughout the country, particularly in areas affected by hurricanes Katrina and Rita as well as the residual demand from last year's storms in Florida."
     Mr. Karol continued, "During the quarter we experienced great enthusiasm in the market for the newly acquired RGM Products, Inc. The addition of the RGM team and product offerings to our nationwide distribution channel has significantly enhanced market awareness of the RGM ridge and underlayment products. We are pleased with the market response to these products and anticipate sales for the RGM lines to increase throughout the fiscal year and beyond."
     "We reported an operating loss in our composites business for the quarter but we were able to reduce the loss from the $5.5 million loss reported in the fourth quarter of fiscal 2005. We continue to see improvement in this product platform and continue to make progress in expanding our decking and non-decking sales. As we near the end of the traditional decking season, we have seen our sales in this platform increase by 70% over the prior year and the number of distributors increase to more than 100. As we have stated in the past, we believe the composites business is now on a solid foundation with the new expanded production facility and a strong management and sales team in place. Obviously this product platform is not at the level we had anticipated it would be at this point; however, it is progressing at a rapid pace and our goal remains to return the composites business to profitability by the end of the third fiscal quarter."
     "We have started out fiscal 2006 on a high note and we hope to continue this momentum throughout the year."

        Earnings Outlook

     The Company expects earnings for the second quarter of fiscal 2006 to be in the range of $0.50 to $0.53 per diluted share, and to be in the range of $2.25 to $2.40 per diluted share for fiscal 2006. Raw material (primarily asphalt and polypropylene) and transportation costs, however, continue to be volatile and uncertain. We are attempting to recover these costs as well as increased operating expenses through price increases, but there is likely to be some lag resulting in margin erosion in the short term. An additional price increase has been announced for the end of October.

        Conference Call

     The ElkCorp management team will host a conference call and live audio webcast on October 24, 2005, at 11:00 a.m. ET to further discuss its earnings and operations for the first quarter fiscal 2006.
        Investors and other interested parties may listen to the live webcast by visiting the investor relations section of the ElkCorp website at www.elkcorp.com. A replay of the conference call will be available for 24 hours beginning at 1:00 p.m. ET and may be accessed by dialing 1-800-642-1687 and entering passcode 1090096. The webcast replay also will be available on the investor relations section of Company's website.

        Safe Harbor Provisions

     In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "potential," "forecast," "goal," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes and include the earnings outlook for the second quarter and fiscal year 2006. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, failure to achieve expected efficiencies in new operations, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2005. ElkCorp undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated revenue) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.


Condensed Results of Operations
($ in thousands)


                               Three Months Ended  Twelve Months Ended
                                  September 30,       September 30,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Sales                          $215,857  $163,012  $814,564  $569,764
                               --------- --------- --------- ---------

Costs and Expenses:
  Cost of sales                 176,129   133,422   656,632   460,262
  Selling, general &
   administrative                20,106    15,181    74,871    59,871
                               --------- --------- --------- ---------

Operating Income from
 Continuing Operations           19,622    14,409    83,061    49,631

  Interest expense and other,
   net                            2,857     2,094    11,128     6,022
                               --------- --------- --------- ---------
Income from Continuing
 Operations
Before Income Taxes              16,765    12,315    71,933    43,609

Provision for income taxes        6,238     4,655    26,370    16,277
                               --------- --------- --------- ---------

Income from Continuing
 Operations                      10,527     7,660    45,563    27,332

Income (Loss) from
 Discontinued Operations, Net         0      (851)    5,022    (9,154)
                               --------- --------- --------- ---------

Net Income                      $10,527    $6,809   $50,585   $18,178
                               ========= ========= ========= =========

Income (Loss) Per Common
 Share-Basic
Continuing Operations             $0.52     $0.39     $2.29     $1.39
Discontinued Operations            0.00     (0.04)     0.25     (0.46)
                               --------- --------- --------- ---------
                                  $0.52     $0.35     $2.54     $0.93
                               ========= ========= ========= =========

Income (Loss) Per Common
 Share-Diluted
Continuing Operations             $0.51     $0.38     $2.23     $1.37
Discontinued Operations            0.00     (0.04)     0.25     (0.46)
                               --------- --------- --------- ---------
                                  $0.51     $0.34     $2.48     $0.91
                               ========= ========= ========= =========

Average Common Shares
 Outstanding
  Basic                          20,185    19,671    19,917    19,641
                               ========= ========= ========= =========

  Diluted                        20,576    19,915    20,420    19,948
                               ========= ========= ========= =========


Financial Information by Company Segments
($ in thousands)

                               Three Months Ended  Twelve Months Ended
                                   September 30,       September 30,
                                 2005       2004     2005       2004
                               --------- --------- --------- ---------

Sales
    Premium Roofing Products   $194,717  $147,593  $740,758  $518,315

    Composite Building
     Products                     5,080     2,983    21,522    10,775

    Specialty Fabrics
     Technologies                13,744    10,003    43,192    31,824

    Surface Finishes              2,316     2,433     9,092     8,850
                               --------- --------- --------- ---------
                               $215,857  $163,012  $814,564  $569,764
                               ========= ========= ========= =========

Operating Profit (Loss)
    Premium Roofing Products    $27,559   $17,779  $114,012   $63,417

    Composite Building
     Products                    (4,120)     (717)  (15,225)   (1,903)

    Specialty Fabrics
     Technologies                 1,510       698     2,895       835

    Surface Finishes                273       327        90       906

    Corporate and other          (5,600)   (3,678)  (18,711)  (13,624)
                               --------- --------- --------- ---------
                                $19,622   $14,409   $83,061   $49,631
                               ========= ========= ========= =========


Condensed Balance Sheet
($ in thousands)


                                                  September 30,
Assets                                           2005         2004
-------                                     ------------- ------------

Cash and cash equivalents                         $9,934         $294
Short-term investments                            54,887            0
Receivables, net                                 150,241      107,231
Inventories                                       75,515       64,122
Deferred income taxes                              8,281        4,169
Prepaid expenses and other                         8,838        8,520
Discontinued operations -- current                 2,434        9,661
                                            ------------- ------------

      Total Current Assets                       310,130      193,997

Property, plant and equipment, net               296,483      275,253
Other assets                                      28,297        8,834
Discontinued operations -- noncurrent              2,423        4,319
                                            ------------- ------------

      Total Assets                              $637,333     $482,403
                                            ============= ============



                                                  September 30,
Liabilities and Shareholders' Equity            2005         2004
------------------------------------        ------------- ------------

Accounts payable and accrued liabilities         $93,685      $57,011
Discontinued operations                              937        1,348
Current maturities on long-term debt                 963            0
                                            ------------- ------------

      Total Current Liabilities                   95,585       58,359

Long-term debt, net                              204,853      154,987
Deferred income taxes                             53,598       47,360
Shareholders' equity                             283,297      221,697
                                            ------------- ------------

      Total Liabilities and Shareholders'
       Equity                                   $637,333     $482,403
                                            ============= ============


Condensed Statement of Cash Flows
($ in thousands)

                                                   Three Months Ended
                                                      September 30,
                                                     2005      2004
                                                   --------- ---------
Cash Flows From:
Continuing Operating Activities
Income from continuing operations                   $10,527    $7,660
Adjustments to income from continuing operations
     Depreciation and amortization                    5,900     5,619
     Deferred income taxes                             (388)    4,939
     Stock based compensation                         1,936       273
     Changes in assets and liabilities:
         Trade receivables                            5,883     2,583
         Inventories                                  2,861    (1,993)
         Prepaid expenses and other                    (286)        0
         Accounts payable and accrued liabilities    (7,390)   (4,210)
                                                   --------- ---------

Net cash from continuing operating activities        19,043    14,871
Net cash from discontinued operations                    54     1,480
                                                   --------- ---------

Net cash from operating activities                   19,097    16,351
                                                   --------- ---------

Investing Activities
     Additions to property, plant and equipment (3,941) (9,840) Sales and redemptions of short-term
      investments, net                               14,273         0
     Acquisition of business                        (24,285)        0
     Other, net                                        (895)     (764)
                                                   --------- ---------

Net cash from investing activities                  (14,848)  (10,604)
                                                   --------- ---------

Financing Activities
     Long-term borrowing (payments) on Revolving
      Credit
     Facility, net                                        0    (5,300)
     Payments on other borrowings                    (3,601)        0
     Dividends on common stock                       (1,020)     (999)
     Proceeds from stock option exercises and
      other, net                                      1,045       573
                                                   --------- ---------

Net cash from financing activities                   (3,576)   (5,726)
                                                   --------- ---------

Net Increase in Cash and Cash Equivalents               673        21

Cash and Cash Equivalents at Beginning of Year        9,261       273
                                                   --------- ---------

Cash and Cash Equivalents at End of Period           $9,934      $294
                                                   ========= =========



     CONTACT: ElkCorp, Dallas
              Stephanie Elwood, 972-851-0472